Mickalene Thomas
(b. 1971)



We bought into this market at an opportunistic moment: works similar in scale, style, and period have achieved prices up to $900k (2020). Now Thomas has embarked on her first international museum tour, which we believe will bolster global demand.

INVESTMENT THESIS

Initial Offering Price
$389,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
09
12
15
18
21
24

Price Appreciation of Similar Works
27.5%

Sharpe Ratio (2009-2022)	watch video
Mickalene Thomas	Not enough data
S&P 500	0.95

0% Progress

MEMBERS ONLY

Mickalene Thomas
(b. 1971)

Why we like this offering

1. The Artwork is a prime example of Mickalene Thomas' bedazzled, mixed media portrait paintings of Black women that feature bold, colorful prints, glitter, and rhinestones.
2. Auction records for artworks similar in scale, style, and period are led by *I've Been Good To Me* (2013), which sold for $901,200 at Phillips in December 2020, followed by *I Just Wanna Be With You* (2007), which sold for $806,500 at Sotheby's in May 2021, and *Naomi Looking Forward* (2013), which sold for $699,217 at Sotheby's in October 2019.
3. The Artwork was created for her first major museum exhibition, Mickalene Thomas: Origin of the Universe, at the Brooklyn Museum from September 2012 - January 2013.
4. The Artwork is fresh to market after remaining in the same private collection since it was originally purchase from Lehmann Maupin gallery.
5. Mickalene Thomas juxtaposes "cheap," everyday materials and 1970s aesthetics with compositions inspired by nineteenth and twentieth century European painters, like Gustave Courbet and Edouard Manet, as well as Harlem Renaissance artists Romare Bearden and William H. Johnson.
6. In 2008, Thomas was the first artist commissioned to create an individual portrait of First Lady Michelle Obama.
7. In addition to her successful career as an artist, Thomas is an educator, curator, photographer and even Tony-nominated producer. In 2023, she also became the first Black woman to have a scholarship in her name at the Yale School of Art in recognition of her dedication to mentoring the next generation of artists.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$941,865	8	$1,500,000

Turnover by Year


10.1M
7.6M
5M
2.5M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned

Sold Unsold


23
17.25
11.5
5.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$389,000**
Offering Circular	sec.gov/edgar

Painting





About Mickalene Thomas

Mickalene Thomas (b. 1971, New Jersey) is a leading contemporary artist best known for her glitter and rhinestone-studded composite portraits of Black women created in conversation with the European tradition of genre painting. She developed a unique, maximalist style with nontraditional materials, which combines her deep knowledge of art history with her admiration for the perseverance of Black women. In 2008, Thomas was the first artist commissioned to create an individual portrait of First Lady Michelle Obama.

INVEST NOW

MICKALENE THOMAS

b. 1971, UNITED STATES



Oil on canvas | 96 × 120 in.

Mickalene Thomas is a leading contemporary artist best known for her glitter and rhinestone-studded composite portraits of Black women created in conversation with the European tradition of genre painting.

$389,000

INITIAL OFFERING

27.7%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

26.5%

ANNUAL APPRECIATION OF RECORD PRICES[3]

The Artwork is a prime example of Mickalene Thomas' bedazzled, mixed media portrait paintings of Black women that feature bold, colorful prints, glitter, and rhinestones. Mickalene Thomas juxtaposes "cheap," everyday materials and 1970s aesthetics with compositions inspired by nineteenth and twentieth century European painters, like Gustave Courbet and Edouard Manet, as well as Harlem Renaissance artists Romare Bearden and William H. Johnson. Melody, the sitter in the painting, is a recurring subject in Michalene Thomas' work and appears in a very similar photograph from 2011 titled Courbet 1 (Melody: Sitting). The Artwork was created for her first major museum exhibition, Mickalene Thomas: Origin of the Universe, at the Brooklyn Museum from September 2012 - January 2013. The Artwork is a large-scale diptych on wood panels that features a portrait of a seated nude figure painted against a collage of various bold painted floral and geometric patterns. She is fully naked except for black and orange rhinestone encrusted stiletto heels. The figure is outlined and decorated with rhinestones, including pink gems on her eyelids, lips, and nails. Rhinestones painted over in black paint give the figure's hair added texture. Auction records for artworks similar in scale, style, and period are led by I've Been Good To Me (2013), which sold for $901,200 at Phillips New York on December 7, 2020, followed by I Just Wanna Be With You (2007), which sold for $806,500 at Sotheby's New York on May 13, 2021, and Naomi Looking Forward (2013), which sold for $699,217 (£567,000) at Sotheby's London on October 4, 2019.

Mickalene Thomas is represented by Lehmann Maupin, Yancey Richardson, and Vielmetter Los Angeles. Her largest solo exhibition to date, co-organized by the Hayward Gallery, London, and The Broad, Los Angeles, Mickalene Thomas: All About Love, will open at The Broad in May, making 2024 a significant year for the artist. She has previously been the subject of solo exhibitions at the Musée de l'Orangerie in Paris, the Bass Museum of Art in Miami Beach, the Baltimore Museum of Art, the Contemporary Arts Center in New Orleans, the Art Gallery of Ontario in Toronto, the Wexner Center for the Arts in Columbus, Ohio, the Museum of Contemporary Art in Los Angeles, the Aspen Art Museum, the Aperture Foundation in New York, the Brooklyn Museum in New York, the Institute of Contemporary Art in Boston, and the Hara Museum of Contemporary Art in Tokyo, among many other international galleries and institutions. Her works are held in numerous prestigious permanent collections, including the Museum of Modern Art in New York, the San Francisco Museum of Modern Art, the Solomon R. Guggenheim Museum in New York, the Whitney Museum of American Art in New York, the Museum of Fine Arts in Boston, the Art Institute of Chicago, the Brooklyn Museum in New York, the Studio Museum in Harlem, New York, the Yale University Art Collection in New Haven, CT, and Hara Museum of Contemporary Art, Tokyo. Her widespread institutional success and public appeal have led to increased activity in her market in the last five years. Her auction records are currently led by Racquel Reclining Wearing Purple Jumpsuit (2016), which sold for $1,830,000 at Christie's New York on May 11, 2021, followed by Portrait of Jessica (2011), which sold for $1,542,500 at Phillips New York on June 23, 2021, and I've Been Good To Me (2013), which sold for $901,200 at Phillips New York on December 7, 2020.

HER AUCTION RECORDS ARE CURRENTLY LED BY RACQUEL RECLINING WEARING PURPLE JUMPSUIT (2016), WHICH SOLD FOR $1,830,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2021, FOLLOWED BY PORTRAIT OF JESSICA (2011), WHICH SOLD FOR $1,542,500 AT PHILLIPS NEW YORK ON JUNE 23, 2021, AND I'VE BEEN GOOD TO ME (2013), WHICH SOLD FOR $901,200 AT PHILLIPS NEW YORK ON DECEMBER 7, 2020.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$50,000.0
$28,125.0
$53,125.0
$175,000.0
$87,500.0
$699,217.0
$901,200.0
$806,500.0
$491,400.0
$525,000.0
$441,000.0
$259,829.0
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Mickalene Thomas (b. 1971, Camden, New Jersey) is a leading contemporary artist best known for her glitter and rhinestone-studded composite portraits of Black women created in conversation with the European tradition of genre painting. Thomas received her Bachelor's of Fine Arts from the Pratt Institute in 2000 and went on to receive her Master's of Fine Arts from Yale University School of Art in 2002. She developed a unique, maximalist style with nontraditional materials, which combines her deep knowledge of art history with her admiration for the perseverance of Black women. In 2008, Thomas was the first artist commissioned to create an individual portrait of First Lady Michelle Obama. Between 2009 and 2010, Thomas garnered considerable attention from the art world for a series of photographs on view in the Museum of Modern Art's Sculpture Garden, followed by a site-specific installation in the lobby of MoMA PS1, Le Déjeuner Sur L'herbe: Les Trois Femmes Noires, and a paintings commission for the windows of The Modern, MoMA's restaurant. In 2012, the Brooklyn Museum organized her first solo museum exhibition, Origin of the Universe. She has received many honors and awards for her contributions to art, including the Pratt Institute Legends Award in 2022, the Bronx Museum's Legend in Residence Award in 2020, Pioneer Works' Visionary Award in 2019, the Anonymous Was A Woman Award in 2013, and the Brooklyn Museum's Asher B. Durand Award in 2012, among others. In addition to her successful career as an artist, Thomas is an educator, curator, photographer and even Tony-nominated producer. Her first Broadway production, a revival of for colored girls who have considered suicide/when the rainbow is enuf, received seven Tony Award nominations. In 2023, she also became the first Black woman to have a scholarship in her name at the Yale School of Art in recognition of her dedication to mentoring the next generation of artists. She continues to live and work in Brooklyn, New York.





MICKALENE THOMAS,



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Mickalene Thomas with the following criteria: Single figure works created between 2005 and 2015 that measure over 60 inches by 60 inches, excluding closeup portraits, editions and works on paper. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 27.5% CAGR implied from selected sales occurring from November 10, 2010, to March 7, 2024.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Mickalene Thomas have a record price compound annual growth rate ("CAGR") of 26.5% from May 18, 2007 to December 31, 2023. This calculation is based on (i) a record price of $30,000 on May 18, 2007, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,500,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.